EXHIBIT (a)(1)(B)

[Finisar Letterhead]

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Steve Workman
408-548-1000
Sr. VP Finance, Chief Financial Officer

Shelby Palmer
408-542-5050
Investor Relations
investor.relations@finisar.com

FINISAR ANNOUNCES VOLUNTARY STOCK OPTION EXCHANGE

SUNNYVALE, Calif.—(INTERNET WIRE)—November 8, 2002—Finisar Corporation (Nasdaq: FNSR), a technology leader in gigabit fiber optic solutions for high-speed computer networks, today announced that its Board of Directors has approved a voluntary stock option exchange program for eligible option holders.

Under the program, eligible Finisar option holders who elect to participate will have the opportunity to tender for cancellation outstanding options in exchange for new options to be granted on a future date that is at least six months and one day after the date of cancellation. Members of Finisar's Board of Directors are not eligible to participate in the program.

The number of shares of common stock subject to the new options will be equal to the number subject to the exchanged options, and the new options will have an exercise price equal to the fair market value of our common stock on the new grant date. The new options granted will preserve the vesting schedule and the vesting commencement date of the option it replaces. Finisar expects that there will be no accounting charges as a result of this stock option exchange program.

If each outstanding eligible stock option is exchanged, Finisar would expect to grant replacement options in the future to purchase approximately 33,793,708 shares of our common stock.

ABOUT FINISAR

Finisar Corporation (Nasdaq: FNSR) is a technology leader for fiber optic subsystems and network tools for testing and monitoring network systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs). The Company's headquarters is in Sunnyvale, California, USA. www.finisar.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; intensive competition; and potential problems related to the assimilation and integration of the operations, technologies and products of a number of recently acquired companies and product lines. Other risks relating to Finisar's business are set forth in Finisar's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.